Exhibit 10.3
AMENDMENT NO. 2 TO THE
CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
     THIS AMENDMENT NO. 2 TO THE CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Amendment”) is made and entered into as of the 5th day of October 2010 (the “Effective Date”) by and between GLAXO GROUP LIMITED, a company organized under the laws of England and Wales with its principal place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”) and HUMAN GENOME SCIENCES, INC., a Delaware corporation with its principal place of business at 14200 Shady Grove Road, Rockville, Maryland 20850 (“HGS”). GSK and HGS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, GSK and HGS entered into a Co-Development and Commercialization Agreement dated as of August 1, 2006, as amended on November 25, 2009 (collectively, the “Co-Development and Commercialization Agreement”);
     WHEREAS, the Parties recognize that Policy Disputes (as defined below) between the Parties may from time to time arise under the Co-Development and Commercialization Agreement; and
     WHEREAS, the Parties desire to establish separate procedures to facilitate the resolution of such Policy Disputes in an expedient manner by mutual cooperation as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSK and HGS hereby agree to be legally bound as follows:
ARTICLE 1
DEFINITIONS
     1.1 New Defined Terms. The following terms shall be added to Article 1 of the Co-Development and Commercialization Agreement in alphabetical order:
     1.1.1 “Designated Expert” shall mean a specialist healthcare/regulatory attorney listed on Schedule A attached to Amendment No. 2 to the Co-Development and Commercialization Agreement, or other individual(s) as may be mutually agreed between the Parties in writing.
     1.1.2 “More Conservative Approach” shall mean, in the event of a dispute between the Parties on how to address or resolve a certain issue arising under the Co-Development and Commercialization Agreement (including without limitation any Policy Disputes), the approach or position offered by a Party with respect to the resolution of such issue, which approach or position, in the aggregate, is reasonably likely to expose the Parties or the Collaboration Products to the smallest amount of legal, regulatory and/or compliance risk, whether or not such opinion of a Party is set forth in such Party’s then-current internal policies regarding the same, provided that such approach is not Unreasonably Conservative.
     1.1.3 “Other Dispute” shall mean any dispute between the Parties relating to the Agreement other than a Policy Dispute.
     1.1.4 “Policy Dispute” shall mean a difference of opinion between the Parties regarding the permissibility of specific sales, marketing or medical affairs activities in the Territory by GSK and/or HGS.
     1.1.5 “Unreasonably Conservative” shall mean, with respect to an approach or position offered by a Party in order to address or resolve an issue, that such approach or position is unreasonably conservative in light of the business implications of the approach and overall consistency with industry best practices as implemented by similarly-situated peer companies of such Party and documented in applicable guidances (including, with respect to the United States, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, the American Council for Continuing Medical Education Guidelines, and similar guidances).
     1.2 Amended Defined Terms. The following term, as used in the Co-Development and Commercialization Agreement, are hereby deleted in their entirety and replaced with the following:
     1.2.1 “Laws” shall mean all laws, statutes, rules, regulations, ordinances, guidances and other pronouncements, including without limitation, corporate integrity agreements, having the effect of law of any government or Governmental Authority.
     1.3 Other Defined Terms. All other capitalized terms included in this Amendment that are not defined herein shall have the meaning ascribed to such terms in the Co-Development and Commercialization Agreement.
ARTICLE 2
RESOLUTION OF POLICY DISPUTES
     2.1 Amendment to Article 3.
     2.1.1 Amendment to Section 3.1.3. Section 3.1.3 of the Co-Development and Commercialization Agreement is hereby deleted in its entirety and replaced with the following:

     “Decision Making. All decisions of the JSC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision. With respect to any issue, if the Joint Steering Committee cannot reach consensus within ten (10) business days after the matter has been brought to the Joint Steering Committee’s attention, either Party may elect to have such issue resolved in accordance with Article 15 of this Agreement.”
     2.2 Amendments to Article 5.
     2.2.1 Amendment to Section 5.5.1. Section 5.5.1 of the Co-Development and Commercialization Agreement is hereby amended by:
     2.2.1.1 deleting in its entirety the third sentence thereof and inserting the following language in lieu thereof:
     “No Party shall be required to undertake, participate in, finance or otherwise support any activity under this Agreement which it believes, in good faith, may violate or conflict with that Party’s policies or any applicable Law.”
     2.2.1.2 deleting in its entirety the last sentence thereof and inserting the following language in lieu thereof:
     “In the event of a conflict between the policies of each Party with respect to Promotional Materials or Co-Promotion and Detailing activities, the GJMC or the relevant RJMC shall determine which policy will be followed; provided, however, that for clarity, any disputes within the GJMC or RJMC regarding any of the foregoing, including without limitation, any Policy Disputes, shall be resolved in accordance with Article 3 and if required, finally in accordance with Article 15.”
     2.2.2 Amendment to add Section 5.9. A new Section 5.9 is hereby added to the Co-Development and Commercialization Agreement as follows:
     “5.9 Independent Third Party Reviews.
     5.9.1 Each Party shall have the right to engage a Third Party (the “Reviewer”) to conduct periodic, independent reviews of the other Party’s compliance program as applicable to the Collaboration Product, with a particular focus on sales, marketing and medical affairs activities, or other activities which are reasonably likely to expose the Parties requesting the review to legal, regulatory and/or compliance risk (a “Review”). The purpose of the Review is to determine, inter alia, whether the other Party’s current compliance systems, policies, processes and procedures are functioning properly and are consistent with applicable guidelines and industry best practices. The scope of any such Review must be mutually agreed by the Parties prior to its initiation, which agreement by a Party shall not be unreasonably withheld.
     5.9.2 Either Party may, at any time during the Term, initiate a Review of the other Party by giving written notice to the other Party, provided that such reviews of the same or similar scope may be requested no more frequently than once per calendar year.
     5.9.3 The Parties shall mutually select the Reviewer, and the Review must begin within a reasonable time thereafter, but in any event within ninety (90) calendar days after the date of the written notice pursuant to which a Party initiates the Review, as set forth in Section 5.9.2. The Parties may mutually elect to limit a review to only one of the Parties.
     5.9.4 The Reviewer shall prepare a written report of his/her findings, a copy of which report shall be provided to each Party. The Party that was subject to the Review will be required to adequately address any findings or deficiencies noted by the Reviewer within a reasonable period of time after completion of the Review.
     5.9.5 The Parties will equally share the cost of the Reviewer.”
     2.2 Amendments to Article 15.
     2.2.1 Amendment to Section 15.1. Section 15.1 shall be deleted in its entirety and replaced with the following:
     “15.1 Resolution of Other Disputes and Policy Disputes.
     15.1.1 Other Disputes. If the JSC cannot in good faith reach a consensus within ten (10) business days (or such later date as may be mutually agreed in writing by the Parties) after such Other Dispute has been referred to the JSC for resolution as provided in Section 3.1.3 of this Agreement, then either Party shall have a right to refer such Dispute to the following individuals (in each case, the “Senior Officers”) for resolution as follows: (i) all Other Disputes relating to Development of a Collaboration Product shall be elevated to GSK’s Chairman of Research and Development and HGS’ Chief Executive Officer (“CEO”), or their respective designees, for resolution, (ii) all Other Disputes relating to Manufacturing of Collaboration Product shall be elevated to GSK’s President of Global Manufacturing and Supply and HGS’ CEO, or their respective designees, for resolution, and (iii) all Other Disputes relating to the Commercialization of a Collaboration Product or any other items not covered in (i) or (ii) above shall be elevated to GSK’s President of

Pharmaceutical Operations and HGS’ CEO, or their respective designees, for resolution. If the Senior Officers are unable to reach a resolution with respect to an Other Dispute within ten (10) business days after a Party requests for such Senior Officers to resolve an issue, the Other Dispute shall be resolved pursuant to Section 15.2.
     15.1.2 Policy Disputes. If the JSC cannot in good faith reach a consensus within ten (10) business days (or such later date as may be mutually agreed in writing by the Parties) after such a Policy Dispute has been referred to the JSC for resolution as provided in Section 3.1.3 of this Agreement, then the compliance attorneys and senior legal and commercial officers (collectively, the “Policy Officers”) of each Party shall in good faith attempt to resolve the Policy Dispute. If the Policy Officers are unable reach a resolution with respect to a Policy Dispute within ten (10) business days (or such later date as may be mutually agreed in writing by the Parties) after such Policy Dispute has been brought to the attention of the Policy Officers, then the Policy Dispute shall be resolved pursuant to Section 15.3.”
     2.2.2 Amendment to Section 15.2. The heading of Section 15.2 shall be deleted and replaced with the following “Arbitration for Other Disputes.” Furthermore, all references in Section 15.2 to “dispute” shall be replaced with “Other Dispute”.
     2.2.3 New Section 15.3. The following shall be inserted into the Agreement as Section 15.3:
     “15.3 Resolution of Policy Disputes.
          15.3.1 If, despite good faith efforts, the Policy Officers are unable to resolve a Policy Dispute within ten (10) business days (or such later date as may be mutually agreed in writing by the Parties) after such matter has been referred to them, then the More Conservative Approach shall be selected and followed by the Parties. If the Policy Officers cannot agree on which approach or position offered by the Parties is the More Conservative Approach with respect to a particular issue or whether the More Conservative Approach is Unreasonably Conservative, then either Party may, by written notice to the other Party (a “Notice of Referral”), refer the Policy Dispute to a Designated Expert for resolution in accordance with Section 15.3.2.
          15.3.2 Upon delivery of a Notice of Referral with respect to a Policy Dispute, within three (3) business days following the date of the Notice of Referral, the Parties shall agree on the selection of a Designated Expert, using whatever selection criteria the Parties prefer. The Parties shall engage the Designated Expert within three (3) business days following such Designated Expert’s selection by the Parties. Each Party agrees to execute, if requested by a

Designated Expert, a reasonable engagement letter, including customary indemnities in favor of the Designated Expert. The fees and other expenses of the Designated Expert shall be shared equally between the Parties.
          15.3.3 At the time of engagement of the Designated Expert, the Parties shall submit a joint request for opinion to the Designated Expert (a “Request for Opinion”). The Request for Opinion shall contain the following:
(a)	a very brief description of the disputed activity or inactivity;

(b)	each Party’s proposed resolution of the Policy Dispute and the reasons supporting such resolution, which shall be exchanged among the Parties; and

(c)	instruction to the Designated Expert to provide to the Parties, within two (2) business days of the Request for Opinion, a written opinion of not more than two pages in length selecting the proposed resolution from one Party which represents the More Conservative Approach.
Each Party agrees to cooperate with the Designated Expert and to provide any materials and information reasonably requested by the Designated Expert.
          15.3.4 If a Party believes the More Conservative Approach is Unreasonably Conservative, that Party shall immediately raise that issue to the Designated Expert for a determination. If the Designated Expert determines that the More Conservative Approach is Unreasonably Conservative, the Designated Expert will then review an alternative proposal offered by the other Party (the “Alternative Position”) to determine whether such Alternative Position is “Sufficiently Conservative,” which means that the Alternative Position is not reasonably likely to expose the Parties to a significant legal, regulatory and/or compliance risk and is consistent with industry best practices as documented in applicable guidances (including, with respect to the United States, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance; the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; the American Council for Continuing Medical Education Guidelines; and similar guidances and standards including corporate integrity agreements issued within the industry). If the Designated Expert determines that the Alternative Position is Sufficiently Conservative, the Parties shall proceed with the Alternative Position, subject to Section 15.3.5. If the Designated Expert determines that the Alternative Position is not Sufficiently Conservative, then the Parties shall submit a follow-on Request for Opinion to the Designated Expert in accordance with the same procedures set forth in Section 15.3.3, which Request for Opinion shall include modified proposed resolutions from each Party. This process shall continue until the Designated Expert selects a proposed resolution that represents the More Conservative Approach.
          15.3.5 With respect to a Policy Dispute, the Parties agree to be bound by and to proceed in accordance with the opinion of the Designated Expert which decision shall have the same effect as a decision by an arbitrator under Section 15.2 of the Co-Development and Commercialization Agreement; provided, however, that, neither Party shall be required to undertake, participate in, finance or otherwise support any activity under this Agreement which it believes, in good faith, may violate or conflict with that Party’s policies, any applicable Laws, or any Industry Guidelines. Nothing herein shall infringe any Party’s right to disclose activities to Regulatory Authorities as may be required by applicable Law.
          15.3.6 All offers, promises, conduct and statements, whether oral or written, made in the course of the Designated Expert’s review by any of the Parties, their respective agents, employees, experts and attorneys, and by the Designated Expert, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the Designated Expert’s review process; and further provided that either Party may waive the privileges contemplated in this Section 15.3.6 upon receipt of written consent of the other Party which shall not be unreasonably withheld.
     2.3 Addition of Schedule A to the Agreement. Schedule A to this Amendment shall be added to the Agreement as a new Schedule.
ARTICLE 3
MISCELLANEOUS
     3.1 Scope of this Amendment. Except as explicitly amended above, all terms and provisions of the Co-Development and Commercialization Agreement shall remain in full force and effect, except that each reference to the “Agreement” or words of like import in the Co-Development and Commercialization Agreement will mean and be a reference to the Co-Development and Commercialization Agreement as amended by this Amendment.
     3.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Delaware, as if executed and fully performed within Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Delaware state courts and the Federal courts located in Delaware, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

     3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to the Co-Development and Commercialization Agreement to be duly executed as of the date first written above.

GLAXO GROUP LIMITED
By:	/s/ Paul Williamson
	Name:	Paul Williamson
	Title:	Corporate Director

HUMAN GENOME SCIENCES, INC.
By:	/s/ James H. Davis, Ph.D.
	Name:	James H. Davis, Ph.D.
	Title:	Executive Vice President and General Counsel

SCHEDULE A
List of Designated Experts
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[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.